                              SHARE SALE AGREEMENT

                  Made and signed in Tel Aviv on June 23, 2005

                                    BETWEEN:

                               BANK HAPOALIM B.M.
                          44 Rothschild Blvd., Tel Aviv
                                                                 of the one part
                           (Hereinafter: the "SELLER")

                                     A N D:

                           MIVTACH SHAMIR FINANCE LTD.
                          4 Kaufman St., Tel Aviv 68012
                                                               of the other part
                         (Hereinafter: the "PURCHASER")

WHEREAS  the Seller is the owner of 1,250,000 ordinary shares of NIS 0.2 nominal value each ("ORDINARY SHARES") of Gilat Satellite Networks Ltd., Public
         Co. 52-003893-6 (respectively the "SALE SHARES" and the "COMPANY"); and

WHEREAS  the Seller wishes to sell the Sale Shares to the Purchaser and the
         Purchaser wishes to purchase the Sale Shares from the Seller, upon the conditions stipulated below;

     THEREFORE, THE PARTIES HEREBY DECLARE, STIPULATE AND AGREE AS FOLLOWS:
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1.       PREAMBLE, INTERPRETATION AND DEFINITIONS
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         1.1   The preamble to this contract and the appendices attached to the contract form an integral part thereof.

         1.2   "CLOSING DATE" - The closing date of the loan assignment
               agreement signed on June 23, 2005 by and between the Seller and
               York Capital Management (hereinafter respectively: the
               "ASSIGNMENT AGREEMENT" and "YORK"), in accordance with the conditions stipulated therein.

2.       THE TRANSACTION
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         2.1   On the Closing Date, the Seller shall sell to the Purchaser and transfer to it (by means of a transfer deed or, at the Seller's discretion, through an electronic transfer to the bank

               account to be provided by the Purchaser) ownership of the Sale
               Shares, and the Purchaser shall purchase from the Seller the Sale
               Shares, being free from any third party rights (except for any restrictions imposed on them by law), in consideration of and against the immediate payment of a total sum of 7,875,000 US dollars (according to a price of 6.30 US dollars per Sale Share), which shall be paid on the Closing Date by the Purchaser to the
               Seller in cash, in US dollars, by a bank transfer to the bank account the details of which shall be provided by the Seller to the Purchaser before the Closing Date. The Purchaser hereby agrees and confirms that the sale of the Sale Shares shall be contingent on the closing of the Assignment Agreement, failing which the Sale Shares shall not be sold to the Purchaser under this Agreement.

         2.2   On the Closing Date, and as a condition for the sale of the Sale
               Shares, the Purchaser shall issue to York, in respect of the Sale
               Shares, a proxy instrument in the wording attached to this
               Agreement as APPENDIX 2.2, which shall be valid starting from the
               Closing Date and for a period of two years thereafter with respect to voting by virtue of the said shares in any general meeting (or adjournment thereof) of the Company's shareholders.

         2.3   The Seller hereby declares and warrants to the Purchaser that it is the owner of the Sale Shares and that, subject to fulfillment of the foregoing conditions, they shall be transferred on the
               Closing Date to the Purchaser's ownership, being free of any third party rights (except for restrictions imposed on them by law). All acts requiring to be done on the Closing Date shall be deemed to have been done simultaneously. No individual act shall be deemed to have been completed and no individual document shall be deemed to have been delivered, until all the acts on that date have been completed and all the documents have been delivered.

         2.4   Except as stipulated above, all the Sale Shares and all the rights therein shall be sold and transferred to the Purchaser on the Closing Date as is, without any other representation,
               warranty, declaration or confirmation by the Seller in regard to the Company and anything relating to it, its value, its
               profitability, the value of the shares and any other matter, and the Purchaser hereby waives, and releases and discharges the
               Seller from, any contention or claim which it had or could have in respect of the sale or non-sale of any rights of the Seller in the Company and/or in connection with the Company's position.

         2.5   During 18 months after the Closing Date, if the Purchaser sells any of the Sale Shares up to a quantity equivalent to 1,250,000 of the Ordinary Shares (whether in or outside the stock
               exchange), then immediately upon the closing of the sale and receipt of the consideration in respect thereof, it shall
               transfer to the Seller a total sum (in cash, by a bank transfer to the Seller's bank account) equivalent to: (1) the number of
               Sale Shares that were sold (hereinafter: the "SOLD SHARES"), multiplied by (2) the following sum for

               each Ordinary Sold Share: (a) 20% of (b) the difference between the selling price of the Ordinary Sale Share (hereinafter: the
               "SELLING PRICE") and 6.30 US dollars (if the sales are carried out in New Israeli shekels ("NIS") the US dollar shall be
               converted into NIS according to the representative rate on that day, and the sum shall be transferred to the Seller in NIS). For the avoidance of doubt, should the Selling Price be lower than
               6.30 US dollars per share, no sum shall be paid to the Purchaser in respect of the aforesaid shares.

         2.6   At the end of the aforesaid 18 months (and in the event that the
               Purchaser sold in the course thereof from the Sale Shares a smaller quantity than 1,250,000 shares (hereinafter: the "UNSOLD
               SHARES"), the Purchaser shall transfer to the Seller (in cash, by a bank transfer to the Seller's bank account) a total sum
               equivalent to: (1) the number of Unsold Shares, multiplied by (2)
               the following sum for each Unsold Share: 20% of the difference between (a) the average of the closing price of the Company's ordinary shares on the NASDAQ on each of the last 30 trading days before the end of the 18 months (hereinafter:: "TRADING DAYS
               AVERAGE"), and (b) 6.30 US dollars. For the avoidance of doubt, should the Trading Days Average be lower than 6.30 US dollars per ordinary share, no sum shall be paid to the Purchaser in respect of the aforesaid shares.

3.       MISCELLANEOUS
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         3.1   This Agreement together with its appendices embodies the entire agreement between the parties, and shall, upon the signing thereof, cancel any previous agreement, undertaking and
               negotiations, whether written or oral, made or conducted between them.

         3.2   No conduct on the part of either of the parties to this Agreement shall be deemed as that party's waiver of any right conferred on it by this Agreement or in law, except if made expressly in writing. Exclusive jurisdiction in any matter entailed in or arising from this Agreement shall vest solely in the courts in
               Tel Aviv and in accordance with the laws of the State of Israel.

         3.3   No modification and/or waiver and/or deviation from the
               provisions of this Agreement shall be valid, unless made in writing under the hands of the parties hereto. A party's
               agreement to deviate from a condition of this Agreement in a particular case shall not serve as a precedent or analogy for any other case. A party's failure to exercise a right granted to it under this contract in a particular case, shall not be deemed as its waiver of that right in an identical case and/or in another similar or dissimilar case, and no inference may be drawn
               therefrom regarding that party's waiver of any of its rights.

         3.4   Nothing in this Agreement or in any of its stipulations
               constitutes a provision in favor of a third party, and the parties do not have an intention to vest any third party not being a party to this Agreement with any right. This Agreement may be signed by each of the parties separately, and the two signed documents shall be deemed to be a single document.

         3.5   The parties' addresses for purposes of this contract are as specified at its head, and any notice sent by one party to the other by registered post according to its above stated address
               (save where one party has notified the other in writing of a change therein) shall be deemed to have reached its destination and to have come to the knowledge of the addressee within 72 hours from when it was put in the post, and on the same day if delivered by a messenger or by fax.

           IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS HERETO:

                                                            ( - )
         ----------------------                  --------------------------
           BANK HAPOALIM B.M.                    MIVTACH SHAMIR FINANCE LTD.

         Per:                                    Per: Meir Shamir, Limor Avidor
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